Exhibit 99.1

STATE INVESTORS BANCORP, INC.
ANNOUNCES CONCLUSION OF SUBSCRIPTION OFFERING

    Metairie, La., June 30, 2011 – State Investors Bancorp, Inc., the newly formed holding company for State-Investors Bank, Metairie, Louisiana, announced that it has received regulatory approval for the sale of 2,909,500 shares of common stock in its initial public stock offering in connection with State-Investors Bank’s conversion from the mutual to the stock form of organization. The common stock will be listed on the Nasdaq Capital Market under the symbol "SIBC." The shares of common stock are expected to begin trading on or about July 7, 2011. State-Investors Bank also announced that its members approved the Plan of Conversion at the special meeting of members held on June 21, 2011.  The closing of the conversion and offering is subject to certain customary regulatory conditions.

State Investors Bancorp, Inc. expects to issue a total of 2,909,500 shares of its common stock for an aggregate of $29,095,000 in total offering proceeds. The offering was oversubscribed by eligible account holders as of October 31, 2009. Accordingly, eligible account holders will have valid orders filled in accordance with the allocation procedures described in the prospectus and as set forth in State-Investors Bank's Plan of Conversion. In addition, State-Investors Bank's Employee Stock Ownership Plan will purchase 232,760 shares in the offering, equal to 8.0% of the shares sold. Subscribers who do not receive their full allocations or who were in lower priorities will have their funds for subscriptions returned promptly. For questions, please contact the Stock Information Center at (877) 860-2070 (toll free).

Anthony S. Sciortino, President and Chief Executive Officer, stated, "We are pleased with the strong participation of so many of our customers and community leaders.  The confidence they have demonstrated by investing in our stock reflects their recognition of State-Investors Bank’s commitment to service as a community bank." Mr. Sciortino added, "The additional capital provided by our public offering will help us to serve our customers even better and attract new clients seeking a strong, local bank."

State-Investors Bank is a federally chartered savings bank serving business and personal clients from its main office and three full service branch offices in the greater New Orleans metropolitan area.

Keefe, Bruyette & Woods, Inc. served as financial advisor and marketing agent with regard to State Investors Bancorp, Inc.’s offering.  Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., served as special counsel to State Investors Bancorp, Inc. for the conversion and stock offering.  Malizia Spidi & Fisch, PC, served as counsel to Keefe, Bruyette & Woods, Inc.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in receipt of the necessary regulatory approvals and consummation of the conversion and offering.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission (“SEC”). This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription offering, an accompanying stock order form).

Investors are able to obtain all documents filed with the SEC by State Investors Bancorp, Inc. free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by State Investors Bancorp, Inc. are available free of charge by contacting the Stock Information Center at (877) 860-2070.

The shares of common stock are not savings accounts or savings deposits, may lose value, and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

CONTACT:	Anthony S. Sciortino
President & Chief Executive Officer
(504) 832-9400